INVESTMENT ADVISORY AGREEMENT
with
UTC FUND SERVICES, INC.

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”), executed as of the 26th day of February, 2009, and made effective as of the 1st day of March, 2009, by and between UTC North American Fund, Inc. (the “Client”), and UTC Fund Services, Inc. (the “Adviser”).

WITNESSETH :

WHEREAS, the Client is the owner or custodian of, or otherwise has investment authority with respect to, securities, cash and other property of the UTC North American Fund (such securities, cash and other property collectively herein referred to as the “Fund”) held in one or more accounts (collectively, the “Account”); and

WHEREAS, the Client desires to appoint the Adviser to serve as investment adviser with respect to the Account (in such capacity, the Adviser being referred to hereinafter as “Investment Adviser”); and

WHEREAS, the Adviser is a “registered investment adviser” under the Investment Advisers Act of 1940;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

I.              APPOINTMENT.  The Adviser is hereby appointed to serve as Investment Adviser with respect to the Account.  The Adviser hereby accepts its appointment subject to the terms and conditions of this Agreement.

II.             DUTIES AND POWERS OF INVESTMENT ADVISER.

A.           Duties

1.           Subject to any restrictions and/or guidelines contained in Exhibit “A” attached hereto and by this reference incorporated herein, and any additional restrictions and/or guidelines as may from time to time be communicated in writing by the Client, the Adviser shall from time to time invest and reinvest the Fund and keep the same invested, in its sole discretion, without distinction between principal and income, in any property, real, personal or mixed, or share or part thereof, or part interest thereof, or part interest therein, wherever situated, and whether or not productive of income, including, without limitation, capital, common and preferred stock, and short-term investment funds.

2.           The Adviser shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a responsible fiduciary acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, and by diversifying the investments under management so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.  It is agreed that the standard set forth in the foregoing sentence constitutes the sole standard of care imposed upon the Adviser by this Agreement.

3.           In the performance of its duties hereunder, the Adviser shall act in accordance with the investment guidelines which the Client may, from time to time, have furnished to the Adviser in writing subject only to such limitations as the Client may impose, or as may otherwise be imposed by law.

4.           The Adviser will provide the Client with such periodic reports as the Client and the Adviser may mutually agree; provided, however, that reports as to the status and investments in the Account shall be provided no less frequently than quarterly.

B.           Powers.  The Client hereby appoints the Adviser its agent and attorney-in-fact with respect to, and hereby confers, and the Adviser hereby acknowledges, the following powers in the performance of its duties as Investment Adviser under this Agreement:

1.           To direct the purchase or subscription for any securities or property;

2.           To direct the sale, exchange, conveyance, transfer or other disposition of any stocks, bonds or other securities held in the Account or comprising the Fund, by private contract or at public auction, with or without advertising;

3.           To vote any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith, and generally to exercise any of the powers of an owner with respect to stocks, bonds, or other securities of the Fund; provided, that all such powers shall be exercised by the Adviser in its sole and absolute discretion subject only to its general fiduciary obligations to the Client as set forth in Section IIA(2) above;

4.           To direct the writing of covered call options and the purchase or sale of put options and financial futures contracts;

5.           To make, execute, acknowledge and deliver any and all documents that may be necessary to carry out the powers of the Adviser, as Investment Adviser;

6.           To carry out the duties set forth in Subsection IIA of this Agreement;

7.           To direct the placement of brokerage orders with respect to assets comprising the Fund with such broker or brokers as the Adviser shall select;

8.           Investment Adviser may not act as a principal in any transaction with the Client, but Investment Adviser may effect any agency cross transaction in compliance with the provisions of applicable law.  From time to time securities to be sold on behalf of another of Investments Adviser’s clients may be suitable for purchase on behalf of the Client Account and vice versa.  In such instances, if Investment Adviser determines in good faith that the transaction is in the best interest of each client, the Client agrees that Investment Adviser may arrange for the securities to be transferred between the Client Account and such other Investment Adviser client account at the then independently determined fair market value (a “cross trade”) provided neither Investment Adviser nor any broker-dealer affiliated with Investment Adviser shall receive a commission directly or indirectly in connection with such cross trade, and provided such transaction is otherwise permissible for the Client under applicable law; and

9.           Generally, to do all such acts and to execute and deliver all such instruments as in the judgment of the Adviser may be necessary or desirable to carry out any powers or authority of the Adviser under this Agreement, without advertisement and without order of court, and without having to post bond or make any returns or report of its doings to any court.

C.           Investment Decisions.  The Adviser shall have full power to make and act upon all investment decisions with respect to the Fund, in its sole discretion, subject only to the terms of this Agreement, as amended from time to time.

D.           Compensation.  The compensation of the Adviser as Investment Adviser shall be such as is set forth in the Adviser’s separate published fee schedule in effect from time to time, a current copy of which is attached hereto, and by this reference incorporated herein, as Exhibit “B,” except that no increase in fees shall be effective until 90 days after notice thereof to the Client.  Unless otherwise provided in Exhibit “B,” payment to the Adviser shall be made quarterly, based on a calendar year, and the fee shall be due and payable within 15 days after the end of each quarterly period.  If this Agreement commences at any time other than at the beginning of a quarterly period, the first quarterly fee shall be prorated to the end of such first quarterly period.  At no time will the Adviser be compensated on the basis of a share of capital gains or capital appreciation of the Fund except as based upon the total value of the Fund in accordance with the Adviser’s aforementioned fee schedule.  If this Agreement is terminated, all fees due to the Adviser shall be prorated to the date of termination.

III.           TRANSACTION PROCEDURES.  All transactions will be consummated by payment to, or delivery by, the Client, or such other party as the Client may designate in writing (the “Custodian”), of all cash and/or securities due to or from the Account.  The Adviser shall not act as custodian for the Account, but may issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by the Adviser pursuant to the terms of this Agreement.  Instructions of the Adviser to the Client and/or the Custodian shall be made in writing sent via facsimile (maintaining fax acknowledgement report as proof of receipt), by first-class mail or, at the option of the Adviser, orally and confirmed in writing as soon as practical thereafter, and the Adviser shall instruct all brokers and dealers executing orders on behalf of the Account to forward to the Client and/or the Custodian copies of all confirmations promptly after execution of transactions.  The Adviser shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer or the Custodian;  provided, however, that the Adviser will make reasonable efforts to require that brokers and dealers selected by the Adviser perform their obligations with respect to the Account.

IV.           ALLOCATION OF BROKERAGE. Where the Adviser places orders for the execution of portfolio transactions for the Account, the Adviser may allocate such transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in the good faith judgment of the Adviser will be in the best interest of the Account, taking into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commissions, but also other relevant factors (such as, without limitation, execution capabilities, research and other services provided by such brokers or dealers which are expected to enhance the general portfolio management capabilities of the Adviser, and the value of an ongoing relationship of the Adviser with such brokers and dealers) without having to demonstrate that such factors are of a direct benefit to the Account.  The Client may direct the Adviser to utilize specific brokers or dealers.  The Client represents that such direction shall be for the exclusive purpose of providing benefits to participants and beneficiaries of the Account and shall not constitute, or cause the Account to be engaged in any violation of federal or state law with regard to “prohibited transactions” or “parties-in-interest”.

V.            SERVICES TO OTHER CLIENTS OF THE ADVISER.  The Adviser may perform investment advisory services for various clients other than the Client and for accounts other than the Account.  The Adviser may give advice and take action with respect to other clients that differs from advice given or action taken with respect to the Fund, so long as the Adviser attempts in good faith reasonably to allocate investment opportunities to the Client and the Account over a period of time on a fair and equitable basis compared to investment opportunities extended to other clients.  The Adviser is not obligated to initiate the purchase or sale for the Client, or the Account, of any security that the Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the reasonable opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Client or the Account.

VI.           CONFIDENTIAL RELATIONSHIP.  Except as otherwise provided in this Section, all information and advice furnished by the Client or the Adviser to the other, with respect to the Account, the Fund or other matters pertaining to this Agreement, shall be treated as confidential and shall not be disclosed to third parties except as required by law or as necessary to carry out responsibilities set forth in this Agreement.

VII.          AUTHORITY AND STATUS OF THE ADVISER AS INVESTMENT ADVISER.  The Adviser represents and warrants (i) that it is a registered investment adviser under the Investment Advisers Act of 1940, (ii) that it has full power and authority to enter into this Agreement, and (iii) that this Agreement has been duly authorized and when executed and delivered will be binding upon the Adviser.  The Adviser acknowledges that as Investment Adviser it is a fiduciary with respect to the Fund; provided, however, that the Adviser shall not be considered a fiduciary to the extent that it does not have investment discretion under this Agreement as a result of the restrictions, if any, contained in Exhibit “A.”

VIII.         AUTHORITY OF THE CLIENT.  The Client represents and warrants (i) that the Client has full power and authority to enter into this Agreement, and (ii) that this Agreement has been duly authorized and when executed and delivered will be binding upon the Client, the Account and the Fund.

IX.           DURATION OF AGREEMENT; ENTIRE AGREEMENT.  This Agreement will remain in effect until terminated by either party hereto in accordance with Section X hereof.  This Agreement constitutes the entire agreement between the Adviser and the Client, and supersedes any prior agreements or understanding with respect to the subject matter hereof.

X.             TERMINATION; PROHIBITION AGAINST ASSIGNMENT.

A.           A party to this Agreement may terminate this Agreement at any time upon notice by registered or certified mail to the other parties in accordance with Section XI hereof, which notice shall be given at least thirty (30) days prior to the effective date of termination.  Upon receiving or giving notice of termination, and (if termination occurs by notice from the Client) upon receipt by the Adviser of all fees payable to the Adviser pursuant to this Agreement which are accrued but unpaid as of the date of such termination, the Adviser shall, if so directed by the Client, make a full accounting to the Client with respect to all assets managed by it since its appointment as Investment Adviser.

B.           This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act of 1940.

XI.           NOTICES.

A.           All notices, requests and demands after the date of this Agreement, and any other communications hereunder shall be deemed to have been duly given if in writing and if delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or such other address as may be given in a notice sent to the other parties hereto in accordance with this Section XI.  Such communication shall be effectively delivered or received on the date on which delivered or on the date acknowledged to have been received in return receipt.

B.           The Client hereby acknowledges receipt of the Adviser’s Form ADV, Part II pursuant to Rule 204-3 under the Investment Advisers Act of 1940.  The Adviser annually shall deliver, or offer in writing to deliver, upon written request of the Client and without charge, Form ADV, Part II.

XII.           INDEMNIFICATION.  The Client shall indemnify and hold harmless the Adviser as Investment Adviser, from and against any and all claims, losses, costs, expenses (including,  without limitation, attorneys’ fees and court costs), damages, actions or causes of action arising from, on account of or in connection with the performance by the Adviser of its duties as Investment Adviser hereunder, or on account of taking, or in good faith failing to take, any actions in accordance with any instructions communicated to the Investment Adviser, other than such of the foregoing arising from, on account of or in connection with the bad faith, gross negligence or breach of trust of the Adviser.  The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith; nothing in this Agreement shall constitute a waiver or limitation of any rights which the Client may have under applicable federal and state securities laws.

XIII.         GOVERNING LAW.  The validity, construction and operation of this Agreement shall be governed by the laws of the State of Maryland, except where preempted by the provisions of federal law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their officers or agents thereunto duly authorized as of the day and year first above written.

ATTEST:	UTC NORTH AMERICAN FUND, INC.:
By:
Title:	Name: Title:	Jovan Sankar President
	Address:	UTC Financial Centre 82 Independence Square, Port-of-Spain Trinidad, West Indies
(SEAL)

UTC FUND SERVICES, INC.:
ATTEST:	By:
	Name:	Crystal Rodriguez
	Title:	President
Title:	Address:	UTC Financial Centre 82 Independence Square, Port-of-Spain Trinidad, West Indies
(SEAL)

EXHIBIT A

DESCRIPTION OF ANY RESTRICTION TO SECTION II(A)(1)

See Statement of Additional Information.

Initials
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Date: _______________

EXHIBIT B

COMPENSATION

In accordance with Section II(D) the fee to be paid to the Adviser shall be computed as follows:

Balanced Account Fee Schedule:

0.75% on the first $10,000,000
0.50% on the next $10,000,000
0.25% thereafter

The fee provided above is the annual fee charged by the Adviser for investment advisory services.  Fees are based on the market value of the assets under management at the end of each calendar or fiscal quarter and are charged in arrears.  The quarterly fee is calculated by applying the annual rate above to the total market value of the assets and then taking one-quarter of the total as the quarterly fee.  The fee payable to the Adviser may be revised from time to time but no increase in fees shall be effective until 90 days after notice to the Client.

Initials
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________
Date: _______________